Exhibit 5.1

9275 W. Russell Road, Suite 240
Las Vegas, Nevada 89148
PH (702) 692-8026 | FX (702) 692-8075
fennemorelaw.com

April 14, 2025

NusaTrip Incorporated

28F AIA Central, Jl. Jend. Sudirman No.Kav 48A, RT.5/RW.4

Karet, Semanggi, Kota Jakarta Selatan,

Daerah Khusus Ibukota, Jakarta 12930, Indonesia

Re:	NusaTrip Incorporated /Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to NusaTrip Incorporated, a Nevada corporation (the “Company”), in connection with the registration by the Company of up to 5,681,043 shares of its common stock, $0.0001 par value per share (the “Common Stock”) including: (a) up to 3,750,000 shares of its Common Stock (the “Firm Shares”) on a firm commitment basis; (b) up to 562,500 shares of its Common Stock (the “Option Shares” and, collectively with the Firm Shares, the “Offered Shares”) in connection with an over-allotment option granted to the underwriters (the “Over-Allotment Option”); (c) up to 301,875 shares of its Common Stock (the “Underwriter’s Warrant Shares”) to be issued upon exercise of Common Stock Purchase Warrants (the “Underwriter’s Warrants”) granted to the underwriters in connection with the issuance of the Offered Shares ; and (d) up to 1,066,668 shares of its Common Stock (the “Conversion Shares”) to be sold by certain selling stockholders (collectively the “Selling Stockholders” and singularly, a “Selling Stockholder”) issuable upon exercise of conversion rights contained in certain convertible notes (the “Conversion Notes”) to be issued by the Company pursuant to certain Securities Purchase Agreements, as amended (the “Securities Purchase Agreements”), between the Company and the Selling Stockholders.

The Offered Shares, the Underwriter’s Warrants, the Underwriter’s Warrant Shares, and the Conversion Shares (collectively, the “Securities”) are to be offered under a Registration Statement on Form S-1 (the “Registration Statement”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act.

The Offered Shares, the Over-Allotment Shares, the Underwriter Warrants, and the Underwriter Warrant Shares are being offered, sold, and issued under the terms of an Underwriting Agreement (the “Underwriting Agreement”) by and between the Company and Cathay Securities, Inc., acting as the representatives of the several underwriters.

Nusatrip Incorporated

April 14, 2025

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement;

(b)	a form of Underwriting Agreement;

(c)	a form of Underwriter’s Warrants;

(d)	the Securities Purchase Agreements; and

(e)	certain resolutions and actions of the Board of Directors of the Company relating to the issuance of the Securities and registration of the Securities under the Securities Act.

We have obtained from officers of the Company and from public officials, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such other corporate charter and other documents, records, certificates, and instruments (collectively with the documents identified in (a) through (e) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a) the legal capacity of all natural persons executing the Documents;

(b) the genuineness of all signatures on the Documents;

(c) the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies;

(d) that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e) other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents;

(f) that the Company will take all action necessary to set the sale price of the Offered Shares and the Underwriter’s Warrant Shares;

(g) that any certificates representing the Securities will be properly executed by one or more officers of the Company;

Nusatrip Incorporated

April 14, 2025

(h) the purchasers of the Securities and the Convertible Notes will pay in full the amounts agreed upon to purchase such securities;

(i) the execution, delivery, and performance by all parties of the Documents; and

(j) that all Documents are valid, binding, and enforceable against the parties thereto.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents. We note that the Company has reserved, and assume that it will continue to reserve, sufficient authorized shares of its Common Stock to allow for the issuance of the Offered Shares pursuant to the terms of the Underwriting Agreement and exercise of the Over-Allotment Option, as applicable; the issuance of the Underwriter’s Warrant Shares upon exercise of the Underwriter’s Warrants; and the issuance of the Conversion Shares upon the exercise of the conversion rights under the terms of the Conversion Notes after issuance of the Conversion Notes under the terms of the Securities Purchase Agreements.

The opinions expressed below are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed for purposes of delivering these opinions expressed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

On the basis of the foregoing and in reliance thereon, we are of the opinion that:

(a)	the issuance of the Offered Shares has been duly authorized and upon issuance in accordance with the terms of the Underwriting Agreement and the Over-Allotment Option, as applicable, the Offered Shares will be validly issued, fully paid, and nonassessable;

(b)	the issuance of the Underwriter’s Warrant Shares has been duly authorized and upon issuance of the Underwriter’s Warrant Shares upon exercise of and in accordance with the terms of the Underwriter’s Warrants, the Underwriter’s Warrant Shares will be validly issued, fully paid, and nonassessable;

(c)	the issuance of the Conversion Shares has been duly authorized and upon issuance of the Conversion Shares in accordance with the terms of the Conversion Notes, after issuance of the Conversion Notes under the terms of the Securities Purchase Agreements, will be validly issued, fully paid, and non-assessable.

Nusatrip Incorporated

April 14, 2025

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada as to which we express no opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.